Filed pursuant to Rule 433
Dated July 19, 2017

Relating to
Pricing Supplement No. 1,693 dated July 19, 2017 to
 Registration Statement No. 333-200365
Global Medium-Term Notes, Series I

Floating Rate Senior Notes Due 2022
Fixed/Floating Rate Senior Notes Due 2028
Fixed/Floating Rate Senior Notes Due 2038
Floating Rate Senior Notes Due 2022
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	July 22, 2022
Trade Date:	July 19, 2017
Original Issue Date (Settlement):	July 24, 2017 (T+3)
Interest Accrual Date:	July 24, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.35%
All-in Price:	99.65%
Net Proceeds to Issuer:	$1,993,000,000
Base Rate:	LIBOR
Spread (plus or minus):	Plus 0.93%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 22, April 22, July 22 and October 22, commencing October 22, 2017
Day Count Convention:	Actual/360
Optional Redemption:
The Issuer may, at its option, redeem the notes, in whole but not in part, on July 22, 2021, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Initial Interest Rate:	Base Rate plus 0.93% (to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date)
Initial Interest Reset Date:	October 22, 2017
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AJ7
ISIN:	US61744YAJ73
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2028
Issuer:	Morgan Stanley
Principal Amount:	$3,000,000,000
Maturity Date:	July 22, 2028
Trade Date:	July 19, 2017
Original Issue Date (Settlement):	July 24, 2017 (T+3)
Interest Accrual Date:	July 24, 2017
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.45%
All-in Price:	99.55%
Net Proceeds to Issuer:	$2,986,500,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding July 22, 2027
Floating Rate Period:	From and including July 22, 2027 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.591% per annum; during the Floating Rate Period, the Base Rate plus 1.340% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date)

Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.340%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Reset Dates:	Each Interest Payment Date commencing July 22, 2027, provided that the July 22, 2027 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each January 22 and July 22, commencing January 22, 2018 to and including July 22, 2027; with respect to the Floating Rate Period, each January 22, April 22, July 22 and October 22, commencing October 22, 2027 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Optional Redemption:
Optional Make-Whole Redemption, on or after January 22, 2018 and prior to July 22, 2027, in whole at any time or in part from time to time, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to July 22, 2027 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on July 22, 2027 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

In addition, the Issuer may, at its option, redeem the notes, in whole but not in part, on July 22, 2027, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus. If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AK4
ISIN:	US61744YAK47
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Fixed/Floating Rate Senior Notes Due 2038
Issuer:	Morgan Stanley
Principal Amount:	$2,000,000,000
Maturity Date:	July 22, 2038
Trade Date:	July 19, 2017
Original Issue Date (Settlement):	July 24, 2017 (T+3)
Interest Accrual Date:	July 24, 2017
Issue Price (Price to Public):	100.000%
Agents’ Commission:	0.875%
All-in Price:	99.125%
Net Proceeds to Issuer:	$1,982,500,000
Fixed Rate Period:	From and including the Original Issue Date to but excluding July 22, 2037
Floating Rate Period:	From and including July 22, 2037 to but excluding the Maturity Date
Interest Rate:
During the Fixed Rate Period, 3.971% per annum; during the Floating Rate Period, the Base Rate plus 1.455% (to be determined by the Calculation Agent on the second London banking day prior to each Interest Reset Date)

Base Rate:	LIBOR
Spread (plus or minus):	Plus 1.455%
Index Maturity:	Three months
Index Currency:	U.S. Dollars
Interest Reset Dates:	Each Interest Payment Date commencing July 22, 2037, provided that the July 22, 2037 Interest Reset Date shall not be adjusted for a non-Business Day
Interest Reset Period:	Quarterly
Interest Payment Periods:	During the Fixed Rate Period, semiannual; during the Floating Rate Period, quarterly
Interest Payment Dates:
With respect to the Fixed Rate Period, each January 22 and July 22, commencing January 22, 2018 to and including July 22, 2037; with respect to the Floating Rate Period, each January 22, April 22, July 22 and October 22, commencing October 22, 2037 to and including the Maturity Date

Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360

Optional Redemption:
Optional Make-Whole Redemption, on or after January 22, 2018 and prior to July 22, 2037, in whole at any time or in part from time to time, as described in the below-referenced Prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to July 22, 2037 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on July 22, 2037 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.
In addition, the Issuer may, at its option, redeem the notes, in whole but not in part, on July 22, 2037, on at least 10 but not more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on the notes to but excluding the redemption date. See “Description of Debt Securities – Redemption and Repurchase of Debt Securities – Notice of Redemption” in the below-referenced Prospectus.  If the notes are redeemed prior to their stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61744Y AL2
ISIN:	US61744YAL20
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.
Prospectus Supplement Dated January 11, 2017
Prospectus Dated February 16, 2016